Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

by and among

Sequoia Media Group, LC,

Secure Alliance Holdings Corporation,

and

SMG Utah, LC

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 6, 2007 by and among Sequoia Media Group, LC, a Utah limited liability company (“Sequoia”), Secure Alliance Holdings Corporation, a Delaware corporation (“SAH”), and SMG Utah, LC, a Utah limited liability company and a wholly owned subsidiary of SAH (“Merger Sub”).

WITNESSETH:

A.           The Board of Managers of Sequoia and Merger Sub and the Board of Directors of the SAH deem it advisable and in the best interests of their respective members or stockholders that the holders of Sequoia Membership Interests and Sequoia Membership Interest Equivalents (as those terms are defined herein) receive 80% of the equity interests in SAH in consideration for the contribution to SAH of all the equity interests in Sequoia upon the terms and subject to the conditions provided for in this Agreement.

B.           In furtherance thereof, it is proposed that the acquisition be accomplished by means of the merger of Merger Sub with and into Sequoia (the “Merger”), with Sequoia continuing as the surviving entity in the Merger, and each issued and outstanding Sequoia Membership Interest and each Sequoia Membership Interest Equivalent will automatically be converted into the right to receive .5806419 shares of common stock, par value $.01 per share, calculated after the Reverse Stock Split, (the “SAH Common Stock”), of SAH (such shares of SAH Common Stock being hereinafter referred to as the “Merger Shares”) upon the terms and subject to the conditions set forth in this Agreement.

C.           The Board of Directors of SAH (the “SAH Board”) (on its own behalf and as the sole member of Merger Sub) has unanimously approved the Agreement and the Merger, and has determined that this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of SAH and its stockholders, and has resolved to recommend that its stockholders adopt this Agreement and the Merger.

D.           The Boards of Managers of each of Sequoia and Merger Sub have respectively unanimously approved the Agreement and the Merger, and have determined that this Agreement, the Merger and the other transactions contemplated hereby are in the best interests of Sequoia or Merger Sub, as the case may be.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
TERMS OF THE MERGER

1.1           The Merger.  Upon the terms and subject to the conditions of this Agreement, the Merger shall be consummated in accordance with the Utah Revised Limited Liability Company Act (“URLLCA”).  At the Effective Time (as defined below), upon the terms and subject to the conditions of this Agreement, Merger Sub shall be merged with and into Sequoia in accordance with the URLLCA and the separate existence of Merger Sub shall thereupon cease and Sequoia, as the surviving limited liability company in the Merger (the “Surviving LLC”), shall continue its corporate existence under the laws of the State of Utah as a wholly owned subsidiary of SAH.  It is intended that the Merger shall effectuate a tax-free transfer by the Sequoia Members of their respective Sequoia Membership Interests to SAH in exchange for Merger Shares pursuant to Section 351 of the Code.

1.2           The Closing; Effective Time.  The closing of the Merger (the “Closing”) shall take place  on such date (the “Closing Date”) as mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been executed and delivered by overnight courier or in electronic format (or as otherwise agreed) to the parties.  The “Effective Time” of the Merger shall be that date and time the Articles of Merger has been accepted for filing by the Department of Commerce, Corporations Division of the State of Utah, or at such later time as is provided in the Articles of Merger, and the “Effective Date” shall be the date of the Effective Time.

1.3           Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of Merger Sub or Sequoia:

(a)           Each Sequoia Membership Interest shall automatically be converted into the right to receive .5806419 Merger Shares (the “Merger Consideration”), payable, to the holder of such Sequoia Membership Interest upon surrender, in the manner provided in Section 1.4 hereof, of the certificate that formerly evidenced such Sequoia Membership Interest.  All such Sequoia Membership Interests, when so converted, shall no longer be outstanding, and each holder of a certificate representing any such Sequoia Membership Interest shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate thereof in accordance with Section 1.4 hereof; and

(b)           Each issued and outstanding membership interest of Merger Sub shall be converted into one validly issued, fully paid and non-assessable membership interest of the Surviving LLC.

1.4           Tender of and Payment for Certificates.

(a)           Exchange Procedures.  Promptly after the Effective Time, SAH and the Surviving LLC shall cause to be mailed to each holder of record, as of the Effective Time, of a Sequoia Membership Interest whose Sequoia Membership Interest was converted pursuant to Section 1.3(a) hereof into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Sequoia Membership Interests shall pass, only upon proper delivery of the Sequoia Membership Interests to the Transfer Agent and shall be in such form and have such other provisions as SAH may reasonably specify) and instructions for use in effecting the surrender of the Sequoia Membership Interests in exchange for the Merger Consideration. Upon surrender of a Sequoia Membership Interest for cancellation to the Transfer Agent or to such other agent or agents as may be appointed by SAH, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, the holder of such Sequoia Membership Interest shall be entitled to receive in exchange therefor the Merger Consideration for each such Sequoia Membership Interest, and the Sequoia Membership Interest so surrendered shall forthwith be canceled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Sequoia Membership Interest is registered, it shall be a condition of payment that the Sequoia Membership Interest so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other Taxes required by reason of the issuance to a person other than the registered holder of the Sequoia Membership Interest surrendered or shall have established to the satisfaction of the Surviving LLC that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 1.4, each Sequoia Membership Interest shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in Merger Shares as contemplated by Section 1.3(a) hereof.

(b)           Transfer Books; No Further Ownership Rights in the Sequoia Membership Interests.  At the Effective Time, the membership interest transfer books of Sequoia shall be closed, and thereafter there shall be no further registration of transfers of Sequoia Membership Interests on the records of Sequoia.  From and after the Effective Time, the holders of Sequoia Membership Interests outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Sequoia Membership Interest, except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Sequoia Membership Interests are presented to the Surviving LLC for any reason, they shall be canceled and exchanged as provided in this Article I.

(c)           Lost, Stolen or Destroyed Certificates.  In the event certificate(s) respecting Sequoia Membership Interests shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate(s) to be lost, stolen or destroyed and, if required by Sequoia Membership Interests, the posting by such person of a bond in such sum as Sequoia Membership Interests may reasonably direct as indemnity against any claim that may be made against any party hereto or the Surviving LLC with respect to such certificate(s), the Transfer Agent will disburse the Merger Consideration pursuant to Section 1.3(a) payable in respect of the Sequoia Membership Interests represented by such lost, stolen or destroyed certificate(s).

1.5           Sequoia Membership Interest Equivalents.  SAH will assume Sequoia’s obligation with regard to Sequoia Membership Interest Equivalents outstanding at the Closing such that upon the Closing each Sequoia Membership Interest Equivalent shall be deemed to have the right to receive .5806419 Merger Shares upon purchase or exercise of such Sequoia Membership Interest Equivalent.

1.6           Operating Agreement and Articles of Organization.  Subject to Article VI hereof, at and after the Effective Time until the same have been duly amended, the Operating Agreement and Articles of Organization of the Surviving LLC shall be identical to the Operating Agreement and Articles of Organization of the Merger Sub in effect at the Effective Time.

1.7           Directors, Managers and Officers.  At and after the Effective Time, the directors and/or managers, as applicable, and officers of SAH and Merger Sub shall be the individuals set forth on Exhibit A, in each case until their respective successors are duly elected or appointed and qualified.  If, at the Effective Time, a vacancy shall exist on the governing body or in any office of the Surviving LLC, such vacancy may thereafter be filled in the manner provided by Law.

1.8           Other Effects of Merger.  The Merger shall have all further effects as specified in the applicable provisions of the URLLCA.

1.9           Additional Actions.

(a)           Immediately prior to Closing, Sequoia will convert or cause the holders of Sequoia Membership Interests to convert all Series A Preferred Membership Interests and Series B Preferred Membership Interests outstanding in Sequoia into common units or in the event, the foregoing conversion fails to occur prior to Closing, the Series A Preferred Membership Interests and Series B Preferred Membership Interests will instead be exchanged for .5806419 Merger Shares in accordance with Section 1.4.

(b)           If, at any time after the Effective Time, the Surviving LLC shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving LLC its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or Sequoia or otherwise carry out this Agreement, the officers and managers of the Surviving LLC shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or Sequoia, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or Sequoia, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving LLC or otherwise to carry out this Agreement.

(c)           On the date hereof, SAH has extended the Bridge Financing to Sequoia pursuant to the terms of a separate Loan and Security Agreement.

ARTICLE II
DEFINITIONS

2.1           Defined Terms.

For purposes of this Agreement and the Exhibits and Schedules attached hereto, the following terms shall have the meanings specified or referred to below, unless the context otherwise requires:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to (a) any acquisition or purchase, direct or indirect, of over twenty percent (20%) of any class of equity or voting securities of SAH, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party’s beneficially owning twenty percent (20%) or more of any class of equity or voting securities of SAH, or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving SAH.

“Affiliate” means with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the specified Person; it being understood and agreed that, for purposes of this definition, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” means this Agreement and Plan of Merger, including all amendments hereof and all Exhibits and Schedules hereto.

“Articles of Merger” means the articles of merger substantially in the form set forth on Exhibit B hereto and as referenced in Section 1.2.

“Authorized Capital Changes” means to amend the amendment of SAH’s Certificate of Incorporation to (i) increase the number of authorized shares of SAH Common Stock to 250,000,000 and (ii) authorize a class of preferred stock consisting of 50,000,000 shares of $.01 par value preferred stock.

“Bridge Financing” means a $2,500,000 secured line of credit to be made available by SAH to Sequoia pursuant to the Loan and Security Agreement dated the date hereof by and between SAH and Sequoia.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock Equivalents” means any securities of SAH which would entitle the holder thereof to acquire at any time any SAH common stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.

“Consent” means any approval, consent, ratification, waiver, or other authorization, release or similar action that is necessary (including any Governmental Authorization).

“Diligence Drop Dead Date” means the date which is 20 days following the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Environmental Law” means all federal, state, local and foreign Laws, (including all common law), orders, decrees, judgments, codes and ordinances and all rules and regulations promulgated thereunder, civil or criminal, whenever enacted or in effect, relating to pollution or the protection of the environment, or human health or safety

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authorizations” means any:  (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or (b) right under any contract with any Governmental Body.

“Governmental Body” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature, including any governmental agency, branch, department, board, official, or entity and any court or other tribunal; (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature; and any Person, directly or indirectly, owned by and subject to the control of any of the foregoing.

“Hazardous Material” means (i) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or words of similar meaning and regulatory effect, under any Environmental Law; (ii) petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); and (iii) any other chemical, material, substance or waste, which is now or hereafter regulated by any Governmental Body because of its hazardous or dangerous properties.

“Intellectual Property” means collectively, the following intangible assets that are owned or used by Sequoia in connection with the business conducted by Sequoia:

(i)           all fictitious business names, and any trade names, registered and unregistered trademarks, servicemarks and logos, together with all translations, adaptations, derivations and combinations thereof that are used in connection therewith and including all goodwill associated therewith and any applications or registrations therefor, and renewals in connection therewith;

(ii)           all patents and patent applications and patent disclosures, together with all reissuances, continuations (in whole or in part), revisions and reexaminations thereof;

(iii)           all copyrights in both published works and unpublished works that are material to the business conducted by Sequoia and all applications, renewals and registrations thereof;

(iv)           all inventions (whether or not patentable), all proprietary rights and business information (including, but not limited to, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer/subscriber lists, supplier lists, pricing and cost information, and business and marketing plans and proposals); and

(v)           all computer software and databases (including data and related documentation) other than “off-the-shelf” software.

“Knowledge” means, when referring to any person or entity, the actual knowledge of such person or entity of a particular matter or fact, and what that person or entity would have reasonably known after due inquiry.  An entity will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has served, as an executive officer of such entity has actual “knowledge” of such fact or other matter, or had actual “knowledge” during the time of such service of such fact or other matter, or would have had “knowledge” of such particular fact or matter after due inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), deposit arrangement, collateral assignment, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“Material Adverse Effect” means with respect to any Person, any event or events or any change in or effect on such Person’s financial condition, business, prospects, operations, customers, suppliers, employee relationships, assets, properties, or results of operations that, when taken as a whole, (i) has materially interfered or is reasonably likely to materially interfere with the ongoing operations of such Person’s business or (ii) singly or in the aggregate has resulted in, or is reasonably likely to have, a material adverse effect on the ongoing conduct of the business of such Person; provided, however, that any adverse effect arising out of or resulting from (x) an event or series of events or circumstances affecting the United States economy generally or the economy generally of any other country in which the Person operate, or (y) the entering into of this Agreement and the consummation of the transactions contemplated thereby, shall be excluded in determining whether a Material Adverse Effect has occurred.

“Merger Shares” means the shares of SAH Common Stock, calculated after the Reverse Stock Split, to be issued to the Sequoia Members pursuant to the Merger.

“Name Change” means the amendment to SAH’s Certificate of Incorporation regarding the change of SAH’s name to Sequoia Media Group Inc. or, if that name is not available, to such other name as may be selected by the Sequoia Board of Managers.

“New Stock Incentive Plan” means the SAH stock incentive plan to be submitted to a vote of the SAH stockholders at the SAH Stockholders Meeting called in respect of this Agreement and the Merger.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permitted Liens” means with respect to a Person (a) mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which would not be reasonably expected to have a Material Adverse Effect, (b) easements, rights-of-way, restrictions and other similar charges and encumbrances of record contained in the schedules of the title insurance policies for such real property or not interfering materially with the ordinary conduct of the business of such Person or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (c) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith and where appropriate reserves have been taken, (d) purchase money Liens securing rental payments under capital lease arrangements so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the indebtedness that was incurred to acquire the asset purchased or acquired, and (e) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Body (or any department, agency, or political subdivision thereof).

“Reverse Stock Split” means a 1 for 3 reverse split of SAH Common Stock on such terms and conditions as agreed to by the SAH Board of Directors and the Sequoia Board of Managers and approved by the SAH Shareholders.

“SAH Balance Sheet” means the unaudited balance sheet of SAH as of June 30, 2007.

“SAH Common Stock” means the shares of common stock of SAH, $.01 par value per share.

“SAH Continuing Directors” means the directors of SAH immediately prior to the Effective Date.

“SAH Disclosure Schedule” means additional disclosures and qualifications of SAH’s representations and warranties as set forth in Article IV hereof.

“SAH Distribution” means collectively (i) the formation by SAH of a wholly owned subsidiary, (ii) the contribution by SAH of the assets listed on Schedule A hereto to such subsidiary, (iii)  the distribution  of the common stock of such subsidiary to the shareholders of SAH prior to the Effective Time in compliance with applicable law,  whether pursuant to an effective registration statement or a valid exemption from registration, and (iv) all actions of SAH incidental to and taken in furtherance of the foregoing.

“SAH Financial Statements” means the audited financial statements of SAH as of and for the years ended September 30, 2006 and September 30, 2005, and the unaudited financial statements as of and for the nine-month period ended June 30, 2007.

“SAH Management Options” means options to purchase SAH Common Stock issued to Jerrell G. Clay and Steven Griggs pursuant to the SAH 1997 Long-Term Incentive Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sequoia Balance Sheet” means the unaudited balance sheet of Sequoia as of June 30, 2007.

“Sequoia Disclosure Schedule” means additional disclosures and qualifications of Sequoia’s representations and warranties as set forth in Article III hereof.

“Sequoia Financial Statements” means the audited financial statements of Sequoia as of and for the years ended December 31, 2005 and December 31, 2006 and the unaudited financial statements as of and for the six-month period ended June 30, 2007.

“Sequoia Members” means the holders of Sequoia Membership Interests.

“Sequoia Membership Interest(s)” means the Membership Interests of Sequoia (e.g., Series A Preferred Membership Interests, Series B Preferred Membership Interests, Common Units) as more fully described in Section 3.3 of the Sequoia Disclosure Schedule.

“Sequoia Membership Interest Equivalents” means any securities of Sequoia which would entitle the holder thereof to acquire at any time any Sequoia Membership Interest, including, without limitation, any debt, preferred interest, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Sequoia Membership Interests, and in each case to the extent set forth on Section 3.3 of the Sequoia Disclosure Schedule.

“Subsidiary” means with respect to any Person, (i) any corporation at least a majority of whose outstanding voting stock is owned, directly or indirectly, by such Person or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; (ii) any general partnership, joint venture or similar entity, at least a majority of whose outstanding partnership or similar interests shall at the time be owned by such Person, or by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; and (iii) any limited partnership of which such Person or any of its Subsidiaries is a general partner.  For the purposes of this definition, “voting stock” means shares, interests, participations or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person other than shares, interests, participations or other equivalents having such power only by reason of the occurrence of a contingency.

“Super Majority Interest” means with respect to a vote of the Sequoia Members, the affirmative vote of the holders of not less than 65% of the Sequoia Membership Interests

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal on terms that the SAH Board of Directors determine in good faith, and taking into account all of the terms and conditions of the Acquisition Proposal, are more favorable and provide greater value to all SAH’s stockholders than provided under this Agreement and which is reasonably likely to be consummated.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, filing, questionnaire, information return, election or other document required or permitted to be filed, including requests for extensions of time, filings made with respect to estimated tax payments, claims for refund and amended returns that may be filed, for any period with any Tax authority (whether domestic or foreign) in connection with any Tax (whether or not a payment is required to be made with respect to such filing), including any schedule or attachment thereto and any amendment thereof.

“Transfer Agent” means Compushare Investor Services, the stock transfer agent of SAH.

2.2           Additional Definitions.  The following terms are defined in the corresponding section of this Agreement.

Term	Section
“Articles of Merger”	Section 1.2
“Breach”	Section 9.1
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Effective Time”	Section 1.2
“Evaluation Date”	Section 4.28
“Merger Consideration”	Section 1.3(a)
“Merger Sub”	Preamble
“SAH”	Preamble
“SAH Board”	Recitals
“SAH Employee Benefit Plan”	Section 4.23
“SAH Leased Property”	Section 4.21

“SAH SEC Documents”	Section 4.27
“SAH Stockholders Meeting”	Section 5.8
“SAH Termination Fee”	Section 5.7
“Sequoia”	Preamble
“Sequoia Employee Benefit Plan”	Section 3.23
“Sequoia Leased Property”	Section 3.21
“Surviving LLC”	Section 1.1
“Tax Sharing Agreements”	Section 3.7
“Third Party”	Section 5.7
“URLLCA”	Section 1.1

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SEQUOIA

Sequoia hereby represents and warrants as follows, which warranties and representations inclusive of the additional disclosures and qualifications contained the Sequoia Disclosure Schedule attached hereto and incorporated herein, shall also be true as of the Closing:  (The Sequoia Disclosure Schedule is arranged in paragraphs corresponding to the numbered paragraphs contained in this Article III.)

3.1           Organization.  Sequoia is duly organized as a limited liability company and is validly existing and in good standing under the laws of the State of Utah, and has the power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in each jurisdiction where so required except where the failure to so qualify would have no Material Adverse Effect on Sequoia.

3.2           Authorization of Transaction.  Sequoia has the power to enter into this Agreement and to perform its obligations hereunder subject to the terms and conditions of this Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Managers of Sequoia and has received the necessary Super Majority Interest approval.  All of the acts and other proceedings required for the due and valid authorization, execution, delivery and performance of this Agreement, and the consummation of the Merger, have been validly and appropriately taken.  This Agreement has been duly executed and delivered by Sequoia and constitutes a legal, valid and binding obligation of Sequoia, enforceable against Sequoia in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

3.3           Capitalization.  A true and complete description of all outstanding Sequoia Membership Interests is set forth on Section 3.3 of the Sequoia Disclosure Schedule attached hereto.  All outstanding Sequoia Membership Interests are, and shall be at Closing, validly issued, fully paid and nonassessable.  There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Sequoia is a party or by which Sequoia is bound with respect to the voting of any Sequoia Membership Interest.  Except as set forth in Section 3.3 of the Sequoia Disclosure Schedule, there are no outstanding options, rights or commitments to issue Sequoia Membership Interests or obligations to repurchase, redeem or otherwise acquire any Sequoia Membership Interest and there are no outstanding securities convertible or exercisable into or chargeable for Sequoia Membership Interests.  To the Knowledge of Sequoia, there is no voting trust, agreement or arrangement among any of the beneficial holders of Sequoia Membership Interests affecting the nomination or election of directors or managers or the exercise of the voting rights of Sequoia Membership Interests.

3.4           Financial Statements.  Sequoia has delivered to SAH a true and complete copy of the Sequoia Financial Statements.  The Sequoia Financial Statements fairly present, in all material respects, the financial condition of Sequoia as of the date thereof and the results of its operations for the periods then ended.  Other than as set forth herein, including the Bridge Financing, or in Section 3.4 of the Sequoia Disclosure Schedule, there are no material Liabilities (including, but not limited to, Tax Liabilities), obligations or claims (whether such Liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured) not disclosed or referenced in the Sequoia Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the Ordinary Course of Business since June 30, 2007; and no such contracts or obligations occurring in the ordinary course of business constitute Liens or other Liabilities which materially alter the financial condition of Sequoia as reflected in the Sequoia Financial Statements.  The Sequoia Financial Statements have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except for the absence of footnotes, in the case of unaudited financial statements).

3.5           No Material Adverse Effect.  Since June 30, 2007, Sequoia has experienced no Material Adverse Effect.

3.6           No Litigation or Proceeding.  Other than as set forth on Section 3.6 of the Sequoia Disclosure Schedule, Sequoia is not a party to, or the subject of, any pending action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand or governmental investigation or proceeding, and to the Knowledge of Sequoia there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Sequoia or the management or properties of Sequoia.  There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the Knowledge of Sequoia, threatened against or affecting Sequoia or its properties, assets or business, and after reasonable investigation, Sequoia is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding.  Sequoia is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any Governmental Body or arbitration authority.

3.7           Tax Returns and Audits.  All required federal, state and local Tax Returns of Sequoia have been accurately prepared and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid.  Sequoia is not and has not been delinquent in the payment of any Tax.  Sequoia has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax.  None of Sequoia’s federal income tax returns nor any state or local income or franchise tax returns has been audited by Governmental Bodies.  The reserves for Taxes reflected on the Sequoia Balance Sheet, if any, are and will be sufficient for the payment of all unpaid Taxes payable by Sequoia as of December 31, 2006.  Since December 31, 2006, Sequoia has made adequate provisions on its books of account for all Taxes with respect to its business, properties, and operations for such period.  Sequoia has withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Sequoia now pending, and Sequoia has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.  Sequoia is not obligated to make a payment, or is a party to an agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code.  Sequoia has not agreed nor is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired.  Sequoia (i) is not a party to, is bound by or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”), or (ii) does not have any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Sharing Agreements.

3.8           Contracts.

(a)           Except as expressly set forth on Section 3.8 of the Sequoia Disclosure Schedule, Sequoia is not a party to any written or oral agreement not made in the ordinary course of business that is material to Sequoia.  Except as expressly set forth on Section 3.8 of the Sequoia Disclosure Schedule Sequoia is not a party to or otherwise barred by any written or oral (i) agreement with any labor union or other collective bargaining unit, (ii) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (iv) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (v) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of Sequoia or any other Person, (vi) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for borrowed money or subjecting any asset or property of Sequoia to any Lien or evidencing any Indebtedness, (vii) guaranty of any Indebtedness, (viii) lease or agreement under which Sequoia is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $50,000 per year or with an unexpired term (including any period covered by an option to renew exercisable by any other party) of more than 60 days, (ix) lease or agreement under which Sequoia is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by Sequoia, (x) agreement granting any preemptive right, right of first refusal or similar right to any Person, (xi) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of Sequoia or any present or former officer, director or stockholder of Sequoia, (xii) agreement obligating Sequoia to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (xiii) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (xiv) material distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (xv) agreement to register securities under the Securities Act, or (xvi) agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date which involves an expenditure or receipt by Sequoia in excess of $50,000.  Except as expressly set forth on Section 3.8 of the Sequoia Disclosure Schedule, none of the agreements, contracts, leases, instruments or other documents or arrangements described on Section 3.8 of the Sequoia Disclosure Schedule requires the consent of any of the parties thereto other than Sequoia to permit the contract, agreement, lease, instrument or other document or arrangement to remain effective following consummation of the Merger and the transactions contemplated hereby.

(b)           Sequoia has in all material respects performed all obligations required to be performed by it to date and is not in default in any respect under any of the contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it or any of its property is otherwise bound or affected.  To the Knowledge of Sequoia, all parties having material contractual arrangements with Sequoia are in substantial compliance therewith and none are in material default thereunder.  Sequoia does not have outstanding any power of attorney.

3.9           Intellectual Property.  Sequoia owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of Sequoia as presently conducted.  Each item of Intellectual Property owned or used by Sequoia immediately prior to the Closing will be owned or available for use by Sequoia on identical terms and conditions immediately subsequent to the Closing.  Sequoia has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.  Sequoia has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties.  Section 3.9 of the Sequoia Disclosure Schedule identifies each patent with respect to any of its Intellectual Property, identifies each pending trademark, service mark, trade name, copyrighted license and right application for registration which Sequoia has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which Sequoia has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).  With respect to each item of Intellectual Property required to be identified in Section 3.9 of the Sequoia Disclosure Schedule and except as disclosed in Section 3.9 of the Sequoia Disclosure Schedule:

(a)           Sequoia possesses all right, title, and interest in and to the item, free and clear of any lien, charge, encumbrance, license or other restriction;

(b)           the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(c)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(d)           Section 3.9 of the Sequoia Disclosure Schedule identifies each material item of Intellectual Property that any third party owns and that Sequoia uses pursuant to license, sublicense, agreement, or permission and all amounts payable by Sequoia in respect of such Intellectual Property by way of royalties, fee or otherwise with respect to Sequoia’s use thereof or in connection with the conduct of its business or otherwise.  With respect to each material item of Intellectual Property required to be identified in Section 3.9 of the Sequoia Disclosure Schedule:

(i)           the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)           the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)           no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)           no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v)           with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi)           the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(vii)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

3.10           Questionable Payments.  Neither Sequoia, nor any employee, agent or representative of Sequoia has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Sequoia funds or made any payments from Sequoia’s funds to governmental officials for improper purposes or made any illegal payments from Sequoia’s funds to obtain or retain business.

3.11           Title to Assets.  Sequoia is the owner of, or has a valid leasehold interest in, the properties and assets shown on the Sequoia Financial Statements or acquired after the date thereof, free and clear of all Liens other than Permitted Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Sequoia Financial Statements.

3.12           NoSubsidiaries.  Sequoia has no Subsidiary.

3.13           Books andRecords.  True and complete copies of the financial records, minute books, and other documents and records of Sequoia have been made available to SAH prior to the date hereof.

3.14           Consents and Non-Contravention.  The business, products and operations of Sequoia have been and are being conducted in compliance with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, individually or in the aggregate, would not have a Material Adverse Effect.  The execution and delivery by Sequoia of this Agreement and the consummation by Sequoia of the Merger do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not individually or in the aggregate have a Material Adverse Effect); (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Body applicable to Sequoia, or its business or assets; (iii) violate or be in conflict with any agreement, indenture, mortgage, license or other instrument or document to which Sequoia is a party or to which it is otherwise subject except as would not have a Material Adverse Effect; and (iv) violate or conflict with any provision of the Articles of Organization, Operating Agreement or other organizational documents of Sequoia.  Sequoia is not subject to, or a party to or bound by, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder, restrict or impair the continued operation of the business or assets of Sequoia after the Closing.

3.15           Compliance with Securities Laws.  Sequoia has complied with all of the provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its Membership Interest issuances.  There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws.  All issued and outstanding Sequoia Membership Interests were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of rescission.  All information regarding Sequoia which has been provided to SAH by Sequoia or set forth in any document or other communication, disseminated to any former, existing or potential shareholders of Sequoia or to the public or filed with the NASD, the SEC or any state securities regulators or authorities is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

3.16           Environmental Matters.

(a)           To the Knowledge of Sequoia, Sequoia has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

(b)           To the Knowledge of Sequoia, the historical and present operations of the business of Sequoia are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a Material Adverse Effect on Sequoia.

(c)           There are no material pending or, to the Knowledge of Sequoia, threatened, demands, claims, information requests or notices of noncompliance or violation against or to Sequoia relating to any Environmental Law; and, to the Knowledge of Sequoia, there are no conditions or occurrences on any of the real property used by Sequoia in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to Sequoia, except such as have not had, and would not reasonably be expected to have, a Material Adverse Effect on Sequoia.

(d)           To the Knowledge of Sequoia, (i) Sequoia has not sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) Sequoia is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any Governmental Body or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) Sequoia has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Sequoia.

                3.17           Permits and Licenses.  Sequoia possesses all Governmental Authorizations of all Governmental Bodies required for the conduct of its business as presently conducted, all of which are in full force and effect.

3.18           Broker's Fees.  Neither Sequoia, nor anyone on its behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement or the transactions contemplated hereby.

3.19           Absence of Undisclosed Liabilities.  Sequoia has no material obligation or Liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) to the extent set forth on or reserved against in the Sequoia Balance Sheet or the notes to the Sequoia Financial Statements, or (b) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since June 30, 2007, none of which (individually or in the aggregate) has had or will have a Material Adverse Effect.

3.20           Changes.  Except in the Ordinary Course of Business or as set forth on Section 3.20 of the Sequoia Disclosure Schedule, since June 30, 2007, Sequoia has not (a) incurred any debts, obligations or Liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the Sequoia Balance Sheet and current liabilities incurred since December 31, 2006, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) that would have a Material Adverse Effect, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any Material Adverse Effect other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the Sequoia Balance Sheet or its statement of income for the year ended on December 31, 2006, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $50,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

3.21           Real Property. Section 3.21 of the Sequoia Disclosure Schedule contains a true and complete list of all real property leased by Sequoia (such real property, the “Sequoia Leased Property”), including a brief description of each item thereof and of the nature of Sequoia’s interest therein.  All the Sequoia Leased Property is leased by Sequoia under valid and enforceable leases having the rental terms, termination dates and renewal and purchase options described on Section 3.21 of the Sequoia Disclosure Schedule; such leases are enforceable in accordance with their terms, and there is not, under any such lease, any existing default or event of default or event which with notice or lapse of time, or both, would constitute a default by Sequoia or any other party thereto, and Sequoia has not received any notice or claim of any such default.  The Sequoia Leased Property constitutes all of the real property currently used or necessary for the current operations of Sequoia.  The Sequoia Leased Property is free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title except for Permitted Liens.  Sequoia owns no real property.

3.22           Employees.  Sequoia has complied in all material respects with all laws relating to the employment of labor.  Sequoia has not entered into or agreed to enter into any collective bargaining agreements that are now in effect with respect to its employees.  During the two (2) years prior to the date hereof, there has not been any labor strike, labor dispute, or work stoppage or lockout pending or, to Sequoia’s Knowledge, threatened against or affecting Sequoia, and there has not been any unfair labor practice charge or complaint pending against Sequoia, Other than pursuant to ordinary arrangements of employment compensation, Sequoia is not under any obligation or liability to any officer, director or employee of Sequoia and in connection with or as a result of the transactions contemplated by this Agreement, there are no severance, change of control, termination or other payments due to employees, consultants or other persons who are employed by, or who render services to Sequoia.

3.23           Employee Benefit Plans; ERISA.  a)  Except as disclosed in Section 3.23 of the Sequoia Disclosure Schedule, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by Sequoia, whether written or unwritten and whether or not funded.  The plans listed in Section 3.23 of the Sequoia Disclosure Schedule are hereinafter referred to as the “Sequoia Employee Benefit Plans.”

(b)           All current and prior material documents, including all amendments thereto, with respect to each Sequoia Employee Benefit Plan have been made available to SAH.

(c)           To the Knowledge of Sequoia, all Sequoia Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(d)           There are no pending claims or lawsuits which have been asserted or instituted against any Sequoia Employee Benefit Plan, the assets of any of the trusts or funds under the Sequoia Employee Benefit Plans, the plan sponsor or the plan administrator of any of the Sequoia Employee Benefit Plans or against any fiduciary of an Sequoia Employee Benefit Plan with respect to the operation of such plan, nor does Sequoia have any Knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to form the basis of any such claim or lawsuit.

(e)           There is no pending or, to the Knowledge of Sequoia, contemplated investigation, or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any Sequoia Employee Benefit Plan and Sequoia has no Knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(f)           No actual or, to the Knowledge of Sequoia, contingent liability exists with respect to the funding of any Sequoia Employee Benefit Plan or for any other expense or obligation of any Sequoia Employee Benefit Plan, except as disclosed on the financial statements of Sequoia, and no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

(g)           No events have occurred or are expected to occur with respect to any Sequoia Employee Benefit Plan that would cause a material change in the costs of providing benefits under such Sequoia Employee Benefit Plan or would cause a material change in the cost of providing for other liabilities of such Sequoia Employee Benefit Plan.

3.24           Condition of Properties.  All material facilities, machinery, equipment, fixtures and other properties owned, leased or used by Sequoia are in reasonably good operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for Sequoia’s business.

3.25           Insurance Coverage.  Section 3.25 of the Sequoia Disclosure Schedule sets forth the following information with respect to each material insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Sequoia is a party, a named insured, or otherwise the beneficiary of coverage.  With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) neither Sequoia or, to the Knowledge of Sequoia, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any material provision thereof.

3.26           Interested Party Transactions.  Except as set forth in Section 3.26 of the Sequoia Disclosure Schedule, no officer, manager or member of Sequoia or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or Sequoia has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by Sequoia or (ii) purchases from or sells or furnishes to Sequoia any goods or services, or (b) a beneficial interest in any contract or agreement to which Sequoia is a party or by which it may be bound or affected, that would require disclosure pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.

3.27           Utah Control Shares Acquisition Act.  Neither Sequoia nor the Merger is subject to the provisions of the Utah Control Shares Acquisition Act.

3.28           No Dissenter Rights.  No dissenter, appraisal or similar rights are available to the Sequoia Members under the URLLCA in respect of the Merger and the transactions contemplated by this Agreement.

3.29           Investment.  Each officer, director and manager of Sequoia who is a Sequoia Member, and to the Knowledge of Sequoia, each other Sequoia Member (a) is acquiring the Merger Shares solely for his/her/its own account for investment purposes, and not with a view to the distribution thereof, (b) is a sophisticated investor with knowledge and experience in business and financial matters, (c) has received certain information concerning SAH and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Merger Shares, and (d) is able to bear the economic risk of acquiring the Merger Shares pursuant to the terms of this Agreement, including a complete loss of his/her/its investment in the Merger Shares.  The Merger Shares shall bear a restrictive legend indicating such Merger Shares have not been registered under the Securities Act and constitute “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act.

3.30           No Security Regulatory Investigation.  Neither Sequoia nor its present officers or directors is, or has been within the prior five years, the subject of any formal or informal inquiry or investigation by the SEC or the NASD.

3.31           Representations and Warranties.  No representation or warranty by Sequoia contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Except for the representations and warranties of Sellers expressly set forth in Article 3 of this Agreement, Sequoia makes no other representations and warranties (whether express or implied) with respect to the subject matter of this Agreement or the Merger, or the transactions contemplated hereby or thereby, and hereby disclaim any such other representations and warranties.  There is no current or prior event or condition of any kind or character pertaining to Sequoia that may reasonably be expected to have a Material Adverse Effect on Sequoia.  Except as specifically indicated elsewhere in this Agreement, all documents delivered by Sequoia in connection herewith have been and will be complete originals, or exact copies thereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF SAH

SAH hereby represents and warrants as follows, which warranties and representations inclusive of the additional disclosures and qualifications of the SAH Disclosure Schedule attached hereto and incorporated herein, shall also be true as of the Closing.  (The SAH Disclosure Schedule is arranged in paragraphs corresponding to the numbered paragraphs contained in this Article IV.)

4.1           Organization.  SAH is duly organized as a corporation and is validly existing and in good standing under the laws of the State of Delaware, and has the power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in each jurisdiction where so required except where the failure to so qualify would have no Material Adverse Effect on SAH

4.2           Authorization of Transaction.  SAH has the corporate power to enter into this Agreement and to perform its obligations hereunder subject to the terms and conditions of this Agreement.  The execution and delivery of this Agreement and the consummation of the Merger have been duly authorized by the Board of Directors of SAH.  This Agreement will be submitted to the stockholders of SAH for their consideration and vote.  This Agreement has been duly executed and delivered by SAH and, upon the receipt of requisite stockholder approval, will constitute a legal, valid and binding obligation of SAH, enforceable against SAH in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

4.3           Capitalization.  As of the date of this Agreement, SAH’s authorized capital stock consists of 100,000,000 shares of SAH Common Stock, of which 19,441,524 shares of SAH Common Stock are issued and outstanding. SAH shall, prior to the Closing Date, effect the Reverse Stock Split. Following the Reverse Stock Split, but before the Effective Time, there will be approximately 6,480,441 shares of SAH Common Stock issued and outstanding.  All shares of capital stock of SAH are, and shall be at Closing, validly issued, fully paid and nonassessable.  Except as described in Section 4.3 of the SAH Disclosure Schedule, there are no existing options, convertible or exchangeable securities, calls, claims, warrants, preemptive rights, registration rights or commitments of any character relating to the issued or unissued capital stock or other securities of SAH.  There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which SAH is a party or by which SAH is bound with respect to the voting of any capital stock of SAH.  There are no outstanding stock appreciation rights, phantom stock or similar rights with respect to any capital stock of SAH.  There are no outstanding obligations to repurchase, redeem or otherwise acquire any shares of capital stock of SAH.

4.4           Financial Statements.  SAH has delivered to SAH a true and complete copy of the SAH Financial Statements.  The SAH Financial Statements fairly present, in all material respects, the financial condition of SAH as of the date thereof and the results of its operations for the periods then ended.  Other than as set forth herein or in Section 4.4 of the SAH Disclosure Schedule, there are no material Liabilities (including, but not limited to, Tax Liabilities), obligations or claims (whether such Liabilities or claims are contingent or absolute, direct or indirect, and matured or unmatured) not disclosed or referenced in the SAH Financial Statements or in any exhibit thereto or notes thereto other than contracts or obligations occurring in the Ordinary Course of Business since June 30, 2007; and no such contracts or obligations occurring in the ordinary course of business constitute Liens or other Liabilities which materially alter the financial condition of SAH as reflected in the SAH Financial Statements.  The SAH Financial Statements have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except for the absence of footnotes, in the case of unaudited financial statements).

4.5           No Material Adverse Effect.  Since June 30, 2007, SAH has experienced no Material Adverse Effect.

4.6           No Litigation or Proceeding.  SAH is not a party to, or the subject of, any pending action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand or governmental investigation or proceeding, and to the Knowledge of SAH there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting SAH or the management or properties of SAH.  There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the Knowledge of SAH, threatened against or affecting SAH or its properties, assets or business, and after reasonable investigation, SAH is not aware of any incident, transaction, occurrence or circumstance that might reasonably be expected to result in or form the basis for any such action, suit, arbitration or other proceeding.  SAH is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any Governmental Body or arbitration authority.

4.7           Tax Returns and Audits.  All required federal, state and local Tax Returns of SAH have been accurately prepared and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid.  SAH is not and has not been delinquent in the payment of any Tax.  SAH has not had a Tax deficiency proposed or assessed against it and has not executed a waiver of any statute of limitations on the assessment or collection of any Tax.  None of SAH’s federal income tax returns nor any state or local income or franchise tax returns has been audited by Governmental Bodies.  The reserves for Taxes reflected on the SAH Balance Sheet, if any, are and will be sufficient for the payment of all unpaid Taxes payable by SAH as of June 30, 2007.  Since June 30, 2007, SAH has made adequate provisions on its books of account for all Taxes with respect to its business, properties, and operations for such period.  SAH has withheld or collected from each payment made to each of its employees the amount of all taxes (including, but not limited to, federal, state and local income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositaries.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of SAH now pending, and SAH has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.  SAH is not obligated to make a payment, or is a party to an agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G of the Code.  SAH has not agreed nor is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired.  SAH (i) is not a party to, is bound by or has any obligation under, any Tax Sharing Agreement, or (ii) does not have any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Sharing Agreements.

4.8           Contracts.

(a)           Except as expressly set forth on Section 4.8 of the SAH Disclosure Schedule, SAH is not a party to any written or oral agreement not made in the ordinary course of business that is material to SAH.  SAH is not a party to or otherwise barred by any written or oral (a) agreement with any labor union or other collective bargaining unit, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of SAH or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for borrowed money or subjecting any asset or property of SAH to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or agreement under which SAH is lessee of or holds or operates any property, real or personal, owned by any other Person under which payments to such Person exceed $50,000 per year or with an unexpired term (including any period covered by an option to renew exercisable by any other party) of more than 60 days, (h) lease or agreement under which SAH is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by SAH, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of SAH or any present or former officer, director or stockholder of SAH, (k) agreement obligating SAH to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (1) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) material distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, or (o) agreement or other commitment or arrangement with any Person continuing for a period of more than three months from the Closing Date which involves an expenditure or receipt by SAH in excess of $50,000.  None of the agreements, contracts, leases, instruments or other documents or arrangements described on Section 4.8 of the SAH Disclosure Schedule requires the consent of any of the parties thereto other than SAH to permit the contract, agreement, lease, instrument or other document or arrangement to remain effective following consummation of the Merger and the transactions contemplated hereby.

(b)           SAH has in all material respects performed all obligations required to be performed by it to date and is not in default in any respect under any of the contracts, agreements, leases, documents, commitments or other arrangements to which it is a party or by which it or any of its property is otherwise bound or affected.  To the Knowledge of SAH, all parties having material contractual arrangements with SAH are in substantial compliance therewith and none are in material default thereunder.  SAH does not have outstanding any power of attorney.

4.9           Intellectual Property.  SAH owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the business of SAH as presently conducted.  Each item of Intellectual Property owned or used by SAH immediately prior to the Closing will be owned or available for use by SAH on identical terms and conditions immediately subsequent to the Closing.  SAH has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.  SAH has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties.  Section 4.9 of the SAH Disclosure Schedule identifies each patent with respect to any of its Intellectual Property, identifies each pending trademark, service mark, trade name, copyrighted license and right application for registration which SAH has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which SAH has granted to any third party with respect to any of its Intellectual Property (together with any exceptions).  With respect to each item of Intellectual Property required to be identified in Section 4.9 of the SAH Disclosure Schedule:

(a)           SAH possesses all right, title, and interest in and to the item, free and clear of any lien, charge, encumbrance, license or other restriction;

(b)           the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(c)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(d)           Section 4.9 of the SAH Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that SAH uses pursuant to license, sublicense, agreement, or permission and all amounts payable by SAH in respect of such Intellectual Property by way of royalties, fee or otherwise with respect to SAH’s use thereof or in connection with the conduct of its business or otherwise.  With respect to each item of Intellectual Property required to be identified in Section 4.9 of the SAH Disclosure Schedule:

(i)           the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(ii)           the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii)           no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)           no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v)           with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi)           the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; and

(vii)           no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property.

4.10           Questionable Payments.  Neither SAH, nor any employee, agent or representative of SAH has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using SAH funds or made any payments from SAH’s funds to governmental officials for improper purposes or made any illegal payments from SAH’s funds to obtain or retain business.

4.11           Title to Assets.  SAH has good, valid and indefeasible marketable title (except for property held under valid and subsisting leases which are in full force and effect and which are not in default) to the properties and assets used by it, or shown on the SAH Balance Sheet or acquired after the date thereof, free and clear of any free of all Liens and other encumbrances, except Permitted Liens and such ordinary and customary imperfections of title, restrictions and encumbrances as do not, individually or in the aggregate, materially detract from the value of the property or assets or materially impair the use made thereof by SAH in its business. Without limiting the generality of the foregoing, SAH has good and indefeasible title to all of its properties and assets reflected in the SAH Balance Sheet, except for property disposed of in the usual and ordinary course of business since June 30, 2007 and for property held under valid and subsisting leases which are in full force and effect and which are not in default.

4.12           NoSubsidiaries.  SAH has no Subsidiaries, except as set forth on Section 4.12 of the SAH Disclosure Schedule.

4.13           Books andRecords.  True and complete copies of the financial records, minute books, and other documents and records of SAH have been made available to SAH prior to the date hereof.

4.14           Consents and Non-Contravention.  The business, products and operations of SAH have been and are being conducted in compliance with all applicable laws, rules and regulations, except for such violations thereof for which the penalties, individually or in the aggregate, would not have a Material Adverse Effect.  The execution and delivery by SAH of this Agreement and the consummation by SAH of the Merger do not and will not (i) require the consent, approval or action of, or any filing or notice to, any corporation, firm, person or other entity or any public, governmental or judicial authority (except for such consents, approvals, actions, filing or notices the failure of which to make or obtain will not individually or in the aggregate have a Material Adverse Effect); (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any Governmental Body applicable to SAH, or its business or assets; (iii) violate or be in conflict with any agreement, indenture, mortgage, license or other instrument or document to which SAH is a party or to which it is otherwise subject except as would not have a Material Adverse Effect; and (iv) violate or conflict with any provision of the Certificate of Incorporation or By-laws of SAH.  SAH is not subject to, or a party to or bound by, any mortgage, lien, lease, agreement, contract, instrument, order, judgment or decree or any other material restriction of any kind or character which would prevent, hinder, restrict or impair the continued operation of the business or assets of SAH after the Closing.

4.15           Compliance with Securities Laws.  SAH has complied with all of the provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable blue sky laws in connection with any and all of its stock issuances.  There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws.  All issued and outstanding SAH Common Stock were offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of rescission.  All information regarding SAH which has been provided to Sequoia by SAH or set forth in any document or other communication, disseminated to any former, existing or potential shareholders of SAH or to the public or filed with the NASD, the SEC or any state securities regulators or authorities is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

4.16           Environmental Matters.

(a)           To the Knowledge of SAH, SAH has never generated, used, handled, treated, released, stored or disposed of any Hazardous Materials on any real property on which it now has or previously had any leasehold or ownership interest, except in compliance with all applicable Environmental Laws.

(b)           To the Knowledge of SAH, the historical and present operations of the business of SAH are in compliance with all applicable Environmental Laws, except where any non-compliance has not had and would not reasonably be expected to have a Material Adverse effect on SAH.

(c)           There are no material pending or, to the Knowledge of SAH, threatened, demands, claims, information requests or notices of noncompliance or violation against or to SAH relating to any Environmental Law; and, to the Knowledge of SAH, there are no conditions or occurrences on any of the real property used by SAH in connection with its business that would reasonably be expected to lead to any such demands, claims or notices against or to SAH, except such as have not had, and would not reasonably be expected to have, a Material Adverse effect on SAH.

(d)           To the Knowledge of SAH, (i) SAH has not sent or disposed of, otherwise had taken or transported, arranged for the taking or disposal of (on behalf of itself, a customer or any other party) or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Material to or at a site that is contaminated by any Hazardous Material or that, pursuant to any Environmental Law, (A) has been placed on the “National Priorities List”, the “CERCLIS” list, or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take “removal”, “remedial”, “corrective” or any other “response” action, as defined in any Environmental Law, or to pay for the costs of any such action at the site; (ii) SAH is not involved in (and has no basis to reasonably expect to be involved in) any suit or proceeding and has not received (and has no basis to reasonably expect to receive) any notice, request for information or other communication from any Governmental Body or other third party with respect to a release or threatened release of any Hazardous Material or a violation or alleged violation of any Environmental Law, and has not received (and has no basis to reasonably expect to receive) notice of any claims from any Person relating to property damage, natural resource damage or to personal injuries from exposure to any Hazardous Material; and (iii) SAH has timely filed every report required to be filed, acquired all necessary certificates, approvals and permits, and generated and maintained all required data, documentation and records under all Environmental Laws, in all such instances except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SAH.

4.17           Permits and Licenses.  SAH possesses all Governmental Authorizations of all Governmental Bodies required for the conduct of its business as presently conducted, all of which are in full force and effect.

4.18           Broker's Fees.  Neither SAH, nor anyone on its behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement or the transactions contemplated hereby.

4.19           Absence of Undisclosed Liabilities.  SAH has no material obligation or Liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) to the extent set forth on or reserved against in the SAH Balance Sheet or the notes to the SAH Financial Statements, or (b) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since June 30, 2007, none of which (individually or in the aggregate) has had or will have a Material Adverse Effect.

4.20           Changes.  Except as set forth on Section 4.20 of the SAH Disclosure Schedule, since June 30, 2007, SAH has not (a) incurred any debts, obligations or Liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, except for fees, expenses and liabilities incurred in connection with the Merger and related transactions and current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the SAH Balance Sheet and current liabilities incurred since June 30, 2007, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right, of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) that would have a Material Adverse Effect, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any Material Adverse Effect other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) has been materially adverse, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the SAH Balance Sheet or its statement of income for the nine months ended on June 30, 2007, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $50,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

4.21           Real Property. Section 4.21 of the SAH Disclosure Schedule contains a true and complete list of all real property leased by SAH (such real property, the “SAH Leased Property”), including a brief description of each item thereof and of the nature of SAH’s interest therein.  All the SAH Leased Property is leased by SAH under valid and enforceable leases having the rental terms, termination dates and renewal and purchase options described on Section 4.21 of the SAH Disclosure Schedule; such leases are enforceable in accordance with their terms, and there is not, under any such lease, any existing default or event of default or event which with notice or lapse of time, or both, would constitute a default by SAH or any other party thereto, and SAH has not received any notice or claim of any such default.  The SAH Leased Property constitutes all of the real property currently used or necessary for the current operations of Sequoia.  The SAH Leased Property is free and clear of any Liens, title defects, contractual restrictions, covenants or reservations of interests in title except for Permitted Liens.  SAH owns no real property.

4.22           Employees and Consultants.  SAH has provided to Sequoia an accurate and complete list of all of its current employees, consultants or independent contractors.  SAH is not a party to or bound by any employment agreement or any union contract, collective bargaining agreement or similar contract or agreement, or any other contract or agreement to provide severance payments or benefits to any employee upon termination of employment.  As of the Closing, SAH will have no employees, consultants or independent contractors.  As of the date hereof, there are no labor disputes or requests for arbitration involving SAH.  Except with respect to the 1997 Long-Term Incentive Plan, SAH has no pension, retirement, savings, profit sharing, stock-based, incentive compensation or other similar employee benefit plan.

4.23           Employee Benefit Plans; ERISA.  b)  Except as disclosed in Section 4.23 of the SAH Disclosure Schedule, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs of every type other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by SAH, whether written or unwritten and whether or not funded.  The plans listed in Section 4.23 of the SAH Disclosure Schedule are hereinafter referred to as the “SAH Employee Benefit Plans.”

(b)           All current and prior material documents, including all amendments thereto, with respect to each Employee Benefit Plan have been made available to Sequoia.

(c)           To the Knowledge of SAH, all SAH Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code and any other applicable state, federal or foreign law.

(d)           There are no pending claims or lawsuits which have been asserted or instituted against any SAH Employee Benefit Plan, the assets of any of the trusts or funds under the SAH Employee Benefit Plans, the plan sponsor or the plan administrator of any of the SAH Employee Benefit Plans or against any fiduciary of an Employee Benefit Plan with respect to the operation of such plan, nor does SAH have any Knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to form the basis of any such claim or lawsuit.

(e)           There is no pending or, to the Knowledge of SAH, contemplated investigation, or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any SAH Employee Benefit Plan and SAH has no Knowledge of any incident, transaction, occurrence or circumstance which might reasonably be expected to trigger such an investigation or enforcement action.

(f)           No actual or, to the Knowledge of SAH, contingent liability exists with respect to the funding of any SAH Employee Benefit Plan or for any other expense or obligation of any SAH Employee Benefit Plan, except as disclosed on the financial statements of SAH, and no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

(g)           No events have occurred or are expected to occur with respect to any SAH Employee Benefit Plan that would cause a material change in the costs of providing benefits under such SAH Employee Benefit Plan or would cause a material change in the cost of providing for other liabilities of such SAH Employee Benefit Plan.

4.24           Condition of Properties.  All facilities, machinery, equipment, fixtures and other properties owned, leased or used by SAH are in reasonably good operating condition and repair, subject to ordinary wear and tear, and are adequate and sufficient for SAH’s business.

4.25           Insurance Coverage.  There is in full force and effect one or more policies of insurance issued by insurers of recognized responsibility, insuring SAH and its properties, products and business against such losses and risks, and in such amounts, as are customary for corporations of established reputation engaged in the same or similar business and similarly situated.  SAH has not been refused any insurance coverage sought or applied for, and SAH has no reason to believe that it will be unable to renew its existing insurance coverage as and when the same shall expire upon terms at least as favorable to those currently in effect, other than possible increases in premiums that do not result from any act or omission of SAH.  No suit, proceeding or action or, to the Knowledge of SAH, threat of suit, proceeding or action has been asserted or made against SAH within the last five years due to alleged bodily injury, disease, medical condition, death or property damage arising out of the function or malfunction of a product, procedure or service designed, manufactured, sold or distributed by SAH.

4.26           Interested Party Transactions.  Except as set forth in Section 4.26 of the SAH Disclosure Schedule, no officer, director or stockholder of SAH or any Affiliate or “associate” (as such term is defined in Rule 405 under the Securities Act) of any such Person or SAH has or has had, either directly or indirectly, (a) an interest in any Person that (i) furnishes or sells services or products that are furnished or sold or are proposed to be furnished or sold by SAH or (ii) purchases from or sells or furnishes to SAH any goods or services, or (b) a beneficial interest in any contract or agreement to which SAH is a party or by which it may be bound or affected, that would require disclosure pursuant to Item 404 of Regulation S-K as promulgated under the Securities Act.

4.27           SEC Reports.  Except with respect to reports set forth on Section 4.27 of the SAH Disclosure Schedule, since January 1, 2006, SAH has timely filed all documents, reports and schedules required to be filed with the SEC (collectively, the “SAH SEC Documents”).  As of their respective dates, the SAH SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and, at the respective times they were filed, none of the SAH SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The financial statements (including, in each case, any notes thereto) of SAH included in the SAH SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of SAH as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

4.28           Compliance with Sarbanes Oxley.  SAH is in compliance with the requirements of the Sarbanes-Oxley Act of 2002 applicable to it as of the date of this Agreement.  SAH maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. SAH has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for SAH and designed such disclosures controls and procedures to ensure that material information relating to SAH, is made known to the certifying officers by others within SAH, particularly during the periods in which SAH’s reports on Form 10-K or Form 10-Q, as the case may be, are prepared.  SAH’s certifying officers have evaluated the effectiveness of SAH’s controls and procedures as of the date of its most recently filed periodic report (such date, the “Evaluation Date”).  SAH presented in its most recently filed periodic report the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in SAH’s internal control over financial reporting (as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) or in other factors that could significantly affect SAH’s internal control over financial reporting.

4.29           No Security Regulatory Investigation.  Neither SAH nor its present officers or directors is, or has been within the prior five years, the subject of any formal or informal inquiry or investigation by the SEC or the NASD.

4.30           Representations and Warranties.  No representation or warranty by SAH contained in this Agreement and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof contains or shall contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  There is no current or prior event or condition of any kind or character pertaining to SAH that may reasonably be expected to have a Material Adverse Effect on SAH.  Except as specifically indicated elsewhere in this Agreement, all documents delivered by SAH in connection herewith have been and will be complete originals, or exact copies thereof.

ARTICLE V
ACTIONS PRIOR TO CLOSING

5.1           Access.  Prior to the Closing, Sequoia and SAH, shall be entitled to make such investigations of the assets, properties, business and operations of the other party, and to examine the books, records, tax returns, financial statements and other materials of the other party as such investigating party deems necessary in connection with this Agreement and the Merger.  Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein.

5.2           Confidentiality.  Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If the Merger is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination.

5.3           Public Disclosures.  Prior to the Closing, Sequoia and SAH agree not to issue any statement or communications to the public or the press regarding the Merger without the prior written consent of the other party, except as SAH reasonably determines to be necessary in order to comply with the rules of the SEC or of the principal trading exchange or market for SAH Common Stock, provided that in such case SAH will use its reasonable efforts to allow Sequoia to review same prior to its release.

5.4           Restrictions on Certain Actions.  Prior to the Closing, except as contemplated by this Agreement, the Reverse Stock Split, the Management Options, and the SAH Distribution, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to or rights, options or warrants issued in respect of SAH Common Stock and there shall be no dividends or other distributions paid on SAH Common Stock.  Prior to the Closing, except as contemplated by the Reverse Stock Split, the Management Options, the New Stock Incentive Plan, and the SAH Distribution, SAH shall not take any action or enter into any agreement to issue or sell any shares of capital stock of SAH or any securities convertible into or exchangeable or exercisable for any shares of capital stock of SAH or to repurchase, redeem or otherwise acquire any of the issued and outstanding capital stock of SAH, without the prior written consent of Sequoia.

5.5           Filing of SEC Documents.  Prior to the Closing, SAH will timely file all required SAH SEC Documents and comply in all material respects with the requirements of the Securities Act, the Exchange Act and state securities laws and regulations.

5.6           Conduct of Business.  Prior to the Closing, each party shall conduct its business only in the usual and ordinary course and the character of such business shall not be changed nor shall any different business be undertaken.  Prior to the Closing, except as contemplated hereby, neither party shall not incur any Liabilities without the prior written consent of the other party, except for Liabilities incurred in the ordinary course of business.

5.7           Other Proposals.

(a)           The Board of Directors of SAH may engage in negotiations or discussions with any person other than Sequoia or its Affiliates (any such person a “Third Party”) that, without prior solicitation by or negotiation with SAH, has made a Superior Proposal and furnish to such Third Party nonpublic information relating to SAH or any of its Subsidiaries pursuant to a confidentiality agreement; provided that Sequoia shall be promptly furnished with such nonpublic information following the furnishing thereof to such Third Party (to the extent such nonpublic information has not been previously furnished by SAH to Sequoia).  Following receipt of such Superior Proposal, SAH’s Board of Directors may fail to make, withdraw or modify in a manner adverse to Sequoia its recommendation to its stockholders referred to in Section 5.8 below, submit such Superior Proposal to a vote of its stockholders, and/or take any action advisable or required under law, if SAH’s Board of Directors determines in good faith that the board must take such action to comply with its fiduciary duties under applicable law.  Nothing contained herein shall prevent SAH’s Board of Directors from complying with Rule 14e-2(a) or Rule 14d-9 under the Exchange Act with regard to an Acquisition Proposal or from making other disclosures to SAH’s stockholders if required under applicable law; provided, however, that any such actions shall comply with the other requirements of this Section 5.7.

(b)           SAH shall continue to keep Sequoia informed, on a current basis, with respect to such Superior Proposal after taking such action.  In addition, SAH shall notify Sequoia promptly after receipt by SAH of any Acquisition Proposal, any written indication that a third party is considering making an Acquisition Proposal or of any request for information relating to SAH or any of its Subsidiaries or for access to the business, properties, assets, books or records of SAH or any of its Subsidiaries by any third party that may be considering making, or has made, an Acquisition Proposal.

SAH shall provide such notice orally and within one (1) Business Day in writing and shall identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request.  SAH shall provide within one (1) Business Day of receipt a copy of any documentation of the terms of any such inquiry, proposal or offer, and thereafter shall keep Sequoia informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations (including by delivering any further documentation of the type referred to above).

(c)           If this Agreement shall not have previously terminated, SAH shall pay Sequoia a fee of one million dollars ($1,000,000) (the “SAH Termination Fee”) no later than 10 days after the date of the first to occur: (i) of the execution by SAH of any agreement with a Third Party (other than a confidentiality agreement) providing for the sale of substantially all of the assets of SAH or providing for the merger of SAH with a Third Party, (ii) the approval or recommendation to the stockholders of SAH of a Superior Proposal, or the consummation of a Superior Proposal.  Sequoia agrees that payment of the SAH Termination Fee, if such fee is actually paid as provided herein, will be the sole and exclusive remedy of Sequoia upon termination of this Agreement.  SAH acknowledges that the agreements contained in this Section 5.7 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Sequoia would not enter into this Agreement.

5.8           SAH Stockholders Meeting.  SAH shall cause a meeting of its stockholders (the “SAH Stockholders Meeting”) to be duly called and held as soon as reasonably practicable but in no event prior to the Diligence Drop Dead Date, for the purpose of voting on the approval and adoption of (A) this Agreement and the Mergers, (B) the Name Change, (C) the Reverse Stock Split, (D) the New Stock Incentive Plan, (E) the Authorized Capital Changes, (F) the director nominees listed on Exhibit B hereto to serve as the directors of SAH following the Merger, and, (G) any motion for adjournment or postponement of the SAH Stockholder Meeting to another time or place to permit, among other things, further solicitation of proxies if necessary to establish a quorum or to obtain additional votes in favor of this Agreement and the transactions contemplated hereby and the Amendment.  Subject to Section 5.7 above, the Board of Directors of SAH shall recommend approval and adoption of the items set forth in subsections (A) through (G) of this Section 5.8.  The only matters on the ballot at the SAH Stockholders Meeting shall be the matters set forth above in subsections (A) through (G) of this Section 5.8.  In connection with the SAH Stockholders Meeting, SAH shall (1) promptly prepare and file with the SEC, use its commercially reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, the SAH proxy statement and all other proxy materials for such meeting, (2) use its commercially reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby, (3) otherwise comply with all legal requirements applicable to such meeting.

ARTICLE VI
POST CLOSING COVENANTS

6.1           Initial Directors’ and Officers’ Insurance.

(a)           SAH agrees that all rights to indemnification or exculpation now existing in favor of the employees, agents, directors or officers of SAH and its Subsidiaries and to Mark Levenick and Raymond Landry (the “SAH D&O Indemnified Parties”) as provided in their respective charter documents, bylaws, certificate of limited partnership or limited partnership agreement as in effect on the date of this Agreement shall continue in full force and effect for a period of six (6) years from and after the Closing Date (the “SAH D&O Indemnity Period”); provided, however, that, in the event any claim or claims are asserted or made within the Indemnity Period, all rights to indemnification in respect of any such claim or claims shall continue to final and non-appealable disposition of any and all such claims.

Any determination required to be made with respect to whether the SAH D&O Indemnified Party’s conduct complies with the standards set forth in such charter documents, bylaws, certificate of limited partnership or limited partnership agreement or otherwise shall be made by independent counsel selected by the SAH D&O Indemnified Parties, which counsel shall be reasonably satisfactory to SAH (whose fees and expenses shall be paid by Sequoia), which such determination shall be final and binding on the parties thereto.

(b)           Immediately prior to the Effective Time, SAH shall purchase a single payment, run-off policy or policies of directors’ and officers’ liability insurance covering the SAH D&O Indemnified Parties for claims currently covered by SAH’s existing directors’ and officers’ liability insurance policies arising in respect of acts or omissions occurring prior to the Effective Time in amount and scope at least as favorable, in the aggregate, as SAH’s existing policies, such policy or policies to become effective at the Effective Time and remain in effect for a period of six years after the Effective Time.

(c)           During the SAH D&O Indemnity Period, SAH shall indemnify and hold harmless the SAH D&O Indemnified Parties in respect of acts or omissions occurring at or prior to the Closing to the fullest extent permitted by Delaware law or any other applicable laws or provided under SAH’s and its Subsidiaries’ charter, bylaws, certificate of limited partnership or limited partnership agreement in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

(d)           If SAH or any of its successors or assigns (A) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (B) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of SAH shall assume the obligations set forth in this Article VI.

(e)           The rights of each SAH D&O Indemnified Party under this Article VI shall be in addition to any rights such Person may have under the charter, bylaws, certificate of limited partnership or limited partnership agreement of SAH or any of its Subsidiaries, or under Delaware law or any other applicable laws or under any agreement of any SAH D&O Indemnified Party with SAH or any of its Subsidiaries.  These rights shall survive consummation of the transactions contemplated by this Agreement and are intended to benefit, and shall be enforceable by, each SAH D&O Indemnified Party.

6.2           Future Directors’ and Officers’ Insurance.

(a)           In addition to the rights of indemnification provided during the SAH D&O Indemnity Period pursuant to Section 6.1, after the Closing Date, SAH shall indemnify and maintain in effect directors’ and officers’ and fiduciaries’ liability insurance for each SAH Continuing Director (i) during the time such person serves on the board of SAH or its Subsidiaries; and (ii) for a period of not less than six years following the time such SAH Continuing Director no longer serves on the board of SAH or its Subsidiaries.

(b)           The liability insurance required pursuant to this Section 6.2 shall be in amount and scope at least as favorable, in the aggregate, as SAH’s policies immediately prior to the Effective Time with comparable terms and conditions and with comparable insurance coverage as is then in effect for the current officers and directors of SAH and its Subsidiaries and whose amount and scope are reasonably satisfactory to the SAH Continuing Directors.

                 6.3           Insurance in the Event of Dissolution. SAH agrees that if it is dissolved or ceases to exist for any reason prior to, (i) in case of indemnification pursuant to Section 6.1, the termination of the SAH D&O Indemnity Period; or (ii) in case of indemnification pursuant to Section 6.2, the six-year period following the time  a SAH Continuing Director shall no longer serve as a director on the board of SAH or its Subsidiaries, then prior to such dissolution or cessation SAH shall extend SAH’s then in effect directors’ and officers’ and fiduciaries’ liability insurance policy on commercially reasonable terms and conditions and with insurance coverage as comparable as possible with the insurance policy then in effect for the current officers and directors of SAH, and such extension shall provide such insurance coverage to each SAH D&O Indemnified Party in accordance with SAH’s obligations under Section 6.1 and 6.2 of this Agreement.  SAH shall prepay all premiums in connection with such extension.  These rights shall survive consummation of the transactions contemplated by this Agreement and are intended to benefit, and shall be enforceable by, each SAH D&O Indemnified Party.

ARTICLE VII
CONDITIONS TO CLOSE

7.1           Conditions Precedent to the Obligations of Sequoia.  All obligations of Sequoia under this Agreement are subject to the fulfillment, prior to or as of the Closing, of each of the following conditions:

(a)           The representations and warranties made by SAH contained in or pursuant to this Agreement shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made at and as of such time, except to the extent that where any such representation or warranty relates to an earlier date then such representation or warranty shall be true and correct as of such date.

(b)           SAH shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by it.

(c)           The Board of Directors of SAH shall have approved in accordance with Delaware law the execution and delivery of this Agreement and the consummation of the Merger.

(d)           The holders of a majority of the shares of SAH Common Stock shall have approved this Agreement and the Merger.

(e)           SAH shall have sufficient shares of its capital stock authorized to complete the Merger.

(f)           The Merger Shares will be validly issued, nonassessable and fully paid under Delaware corporation law.

(g)           SAH shall have effected the Reverse Stock Split, the Changes to Authorized Capital, the Name Change and the adoption of the New Stock Incentive Plan.

(h)           No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(i)           There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency, or be any pending action by any other person, in which it is sought to restrain or prohibit, or obtain damages in connection with, the Merger or the ability of Sequoia to operate its business.

(j)           All officers and directors of SAH shall have tendered their resignations in writing and the persons listed on Exhibit B shall have been elected as directors of SAH.

(k)           SAH shall have obtained and delivered to Sequoia written consents of any persons or entities whose consent is required to consummate the Merger, if any, and all of such consents shall remain in full force and effect at and as of the Closing.

(l)           SAH shall have net cash or cash equivalents, including all amounts loaned pursuant to the Bridge Financing, of not less than $9.8 million.

(m)           SAH shall have instructed its Transfer Agent to make such changes to its stock registrar so as to give effect to the Merger, the Reverse Stock Split, and the Authorized Capital Changes.

(n)           Since the date of the SAH Balance Sheet, there shall have occurred no Material Adverse Effect on SAH.

(o)           Sequoia shall have received a certificate of the President of SAH as to the matters in Section 7.1(a).

(p)           Sequoia shall have received a certificate of incumbency executed by the Secretary of SAH certifying (i) the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement, (ii) that the Certificate of Incorporation and By-laws of SAH delivered to Sequoia are true and complete, and (iii) that resolutions adopted by the Board of Directors of SAH delivered to Sequoia authorizing the Merger are true and complete.

(q)           Sequoia shall have received (i) a certificate from the Secretary of State of the State of Delaware dated within five Business Days of the Closing Date that SAH is in good standing under the laws of said state, and (ii) and evidence as of a recent date that SAH is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(r)           Sequoia shall have received such additional supporting documentation and other information with respect to the transactions contemplated hereby as it may reasonably request.

7.2           Conditions Precedent to the Obligations of SAH.  All obligations of SAH under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a)           The representations and warranties made by Sequoia contained in or pursuant to this Agreement shall be true and correct in all respects at and as of the Closing as though such representations and warranties were made at and as of such time, except to the extent that where any such representation or warranty relates to an earlier date then such representation or warranty shall be true and correct as of such date.

(b)           Sequoia shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement to be performed or complied with or executed and delivered by it.

(c)           The Board of Managers and the Members of Sequoia shall have approved in accordance with Utah law the execution and delivery of this Agreement and the consummation of the Merger.

(d)           The holders of a majority of the shares of SAH Common Stock shall have approved this Agreement and the Merger.

(e)           No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(f)           There shall not be pending or threatened any action, proceeding or investigation before any court or administrative agency by any government agency, or be any pending action by any other person, in which it is sought to restrain or prohibit, or obtain damages in connection with, the Merger or the ability of Sequoia to operate its business.

(g)           SAH shall have obtained and delivered to Sequoia written consents of any persons or entities whose consent is required to consummate the Merger, if any, and all of such consents shall remain in full force and effect at and as of the Closing.

(h)           Since the date of the Sequoia Balance Sheet, there shall have occurred no Material Adverse Effect on Sequoia.

(i)           SAH shall have received a certificate of the President of Sequoia as to the matters in Section 7.1(a).

(j)           SAH shall have received a certificate of incumbency executed by the Secretary of Sequoia certifying (i) the names, titles and signatures of the officers authorized to execute any documents referred to in this Agreement, (ii) that the Articles of Organization and Operating Agreement of Sequoia delivered to SAH are true and complete, and (iii) that resolutions adopted by the Board of Managers of Sequoia delivered to SAH authorizing the Merger are true and complete.

(k)           SAH shall have received (i) a certificate from the Division of Corporations of the State of Utah dated within five Business Days of the Closing to the effect that Sequoia is in good standing under the laws of Utah and (ii) and evidence as of a recent date that Sequoia is qualified to transact business as a foreign corporation and is in good standing in each state of the United States and in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary.

(l)           The SAH Distribution shall have been completed;

(m)           The fairness opinion received by the Board of Directors prior to the date of this Agreement shall not have been withdrawn or materially modified.

(n)           SAH shall have received such additional supporting documentation and other information with respect to the transactions contemplated hereby as it may reasonably request.

ARTICLE VIII
NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties made by SAH and Sequoia and the Sequoia Members (including the representations and warranties set forth in Articles III and IV and the representations and warranties set forth in any certificate delivered at closing by an officer of SAH and Sequoia) shall not survive the Closing.  For purposes of this Agreement, each statement or other item of information set forth in any Schedule of a party hereto shall be deemed to be a part of the representations and warranties made by such party in this Agreement.

ARTICLE IX
TERMINATION

9.1           Events of Termination.  This Agreement may, by notice given in the manner hereinafter provided, be terminated at any time prior to completion of the Closing, as follows:

(a)           by Sequoia if (1) there has been a material Breach by SAH and, in the case of a representation, warranty or covenant Breach, such Breach shall not have been cured within ten (10) days after receipt by SAH of notice specifying particularly such Breach, (2) Sequoia determines in its sole discretion as a result of its due diligence review of SAH that it does not wish to proceed with the Merger, provided that Sequoia may not terminate this Agreement pursuant to this Section 9.1(a)(2), unless Sequoia notifies SAH in writing on or prior to the Diligence Drop Dead Date that Sequoia intends to terminate the Agreement pursuant to this provision, or (3) the closing conditions set forth in Section 7.1 have not been satisfied by the close of business on May 31, 2008, and Sequoia is not in material Breach of any provision of this Agreement;

(b)           by SAH if (1) there has been a material Breach by Sequoia and, in the case of a representation, warranty or covenant Breach, such Breach shall not have been cured within ten (10) days after receipt by Sequoia of notice specifying particularly such Breach, (2) SAH determines in its sole discretion as a result of its due diligence review of Sequoia that it does not wish to proceed with the Merger, provided that SAH may not terminate this Agreement pursuant to this Section 9.1(b)(2), unless SAH notifies Sequoia in writing on or prior to the Diligence Drop Dead Date that SAH intends to terminate the Agreement pursuant to this provision, or (3) the closing conditions set forth in Section 7.2 have not been satisfied by the close of business on May 31, 2008 and SAH is not in material Breach of any provision of this Agreement;

(c)           by SAH giving notice to Sequoia, in the event SAH wishes to consummate a Superior Proposal and pay the SAH Termination Fee; or

(d)           by mutual agreement of Sequoia and SAH.

This Agreement may not be terminated after completion of the Closing.  There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement if there is or has been (a) any inaccuracy (subject to applicable knowledge and materiality qualifiers, if any) in, or breach of, or any failure to comply with, or perform, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation, or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim, or circumstance.

9.2           Effect of Termination.  Termination of this Agreement pursuant to Section 9.1 shall terminate all obligations of the parties hereunder, except for the obligations under Section 5.2, Article VIII and Section 10.11; provided, however, that termination shall not relieve the defaulting or breaching party or parties from any liability to the other parties hereto.

ARTICLE X
MISCELLANEOUS

10.1           Further Assurances.  At any time, and from time to time, after Closing, each party will execute such additional instruments and take such action as may be reasonably requested by the other to carry out the intent and purposes of this Agreement.

10.2           Waiver.  Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

10.3           Amendment.  This Agreement may be amended only in writing as agreed to by all parties hereto.

10.4           Nature of Representations.  All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

10.5           Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) the same Business Day it is sent to the recipient by facsimile transmission or electronic mail if sent prior to 3 p.m. Eastern Time, otherwise the next Business Day if sent after 3 p.m. Eastern Time, or (iv) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sequoia:	Sequoia Media Group, LC
11781 Lone Peak Parkway, Suite 270
Draper, Utah 84020
Attention: Edward B. Paulsen
Facsimile: (801) 495-5701

With a copy to:	Cohne, Rappaport & Segal, P.C.
257 E. 200 S., Suite 700
Salt Lake City, Utah 84111
Attention: A.O. Headman, Jr., Esq.
Facsimile: (801) 238.4606

If to SAH:	Secure Alliance Holdings Corporation
2900 Wilcrest Drive, Suite 105
Houston, Texas 77042
Attention: Chief Executive Officer
Facsimile: (713) 895-7773

With a copy to:	Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022-1106
Attention: Adam Finerman, Esq.
Facsimile: (212) 451-2222

10.6           Headings.  The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7           Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery of a copy of this Agreement bearing an original signature by facsimile transmission or by electronic mail in “portable document format” shall have the same effect as physical delivery of the paper document bearing the original signature.

10.8           Binding Effect.  This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

10.9           Entire Agreement.  This Agreement and the attached Schedules and Exhibits, is the entire agreement of the parties covering everything agreed upon or understood in the transaction.  There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

10.10          Severability.  If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall be enforced to the maximum extent permitted by law.

10.11          Responsibility and Costs.  Subject to Section 9.2, all fees, expenses and out-of-pocket costs, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses.

10.12          Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

10.13          Applicable Law.  This Agreement shall be construed and governed by the internal laws of the State of Delaware.

10.14          Jurisdiction and Venue.  The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware, and in the absence of such Federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of the state courts located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.  In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SIGNATURE PAGE

SEQUOIA MEDIA GROUP, LC, a Utah limited liability company

By:	/s/ Chett B. Paulsen
	Name:	Chett B. Paulsen
	Title:	CEO/President

SECURE ALLIANCE HOLDINGS CORPORATION, a Delaware corporation

By:	/s/ Stephen P. Griggs
	Name:	Stephen P. Griggs
	Title:	President

SMG Utah, LC, a Utah limited liability company

By: Secure Alliance Holdings Corporation, its sole member

By:	/s/ Stephen P. Griggs
	Name:	Stephen P. Griggs
	Title:	President